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                                                                   EXHIBIT 10.1



                                   AGREEMENT

THIS AGREEMENT is made and entered into this 23rd day of April, 1999 by and among Betty Conard (the "Shareholder") and Robert C. Lohr (the "Trustee").

                                  WITNESSETH:

WHEREAS, the Shareholder is holder of record of shares in Just Like Home, Inc., a Florida corporation (the "Corporation"), in the following amount: $2,400,000

and

WHEREAS, it is anticipated that the Trustee through his company, Peridot Enterprises, Inc., will make a substantial investment in the Corporation and assume responsibility as Chief Executive Office of Just Like Home, Inc.; and

WHEREAS, it is desired by all parties that the Trustee have full discretion in the continuing operation of Just Like Home, Inc. and have full power to vote all such shares in the manner deemed by the Trustee to be beneficial to Just Like Home, Inc. and its shareholders; and

WHEREAS, Robert C. Lohr has agreed to act as voting trustee of the shares,

IT IS THEREFORE AGREED:

1. TRANSFER OF STOCK TO TRUSTEE. The Shareholder, simultaneously with the execution of this Agreement, shall assign and deliver all shares owned or controlled by the Shareholder to the Trustee, to be hold subject to the terms of this Agreement until December 31, 2004 or for such further periods of time as the Shareholder may agree. The Trustee immediately shall cause the stock to be transferred to himself, as Trustee, on the books of the Corporation and shall endorse across the face of all certificates held by him hereunder the following legend:

                  This certificate is held subject to a voting trust agreement dated April 23, 1999, a copy of which is in the possession of Robert C. Lohr, as Trustee.

2. VOTING. At all meetings of shareholders of the Corporation and in all proceedings affecting the Corporation, the Trustee shall vote the shares transferred to him hereunder in such manner as he may determine in his discretion.

3. LIABILITY OF TRUSTEE. The Trustee shall not be liable for the consequences of any vote cast in good faith, and the Shareholder hereby agrees to indemnify the Trustee for any liabilities or expenses suffered or incurred by him s a result of voting the shares. .

4. SELLING OF SHARES. During the Term of this Agreement, if the Shareholder receives at any time a bona fide offer, whether or not solicited, for the purchase or exchange of any of the shares, or the Shareholder otherwise proposes to sell any of the shares:



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         1.       The Shareholder will promptly deliver to the Trustee written notice of the receipt of the offer or such proposal, together with a copy of said offer and all related documents and agreements and statements as to the identity of each real party in interest making the offer and other pertinent information relating to such offer or such proposal.

         2. The Trustee and/or Just like Home, inc. shall have the right to purchase all or some of the shares upon the terms and conditions as those set forth in the written notice.

         3. In order to exercise its right of first refusal, the Trustee and Just Like Home, Inc. shall deliver to the Shareholder, within two (2) days Receipt of the written notice, written notice of his election to purchase the shares.

         4. If the Trustee and/or Just Like Home, Inc. decide to exercise such right of first refusal, the Trustee shall pay the purchase price set forth in the written notice for the shares.

         5. If the Trustee and/or Just Like Home, inc. does not elect to exercise his right of first refusal; then, during the two (2) day period commencing immediately after the written notice is given to the Trustee, the Shareholder shall have the right to transfer the shares.

         6. No shares may be sold to any person unless the purchaser agrees in writing that such shares are subject to this Agreement.

5. LIMITATION OF SHARES TO BE SOLD. During any calendar year, the Shareholder may sell pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended.

6. ASSIGNMENT OF SHARES. The beneficial interest in any shares deposited hereunder may by transferred by a separate instrument of assignment, which shall refer to the provisions of this Agreement. Upon delivery of a copy of such assignment to the Trustee, the assignee shall be deemed to be the beneficial owner of such shares for all purpose of this Agreement.

7. DIVIDENDS. The shareholder shall be entitled to receive payments from the Trustee equal to the cash dividends received by the Trustee on the shares deposited by such Shareholder. If dividends are declared in voting stock of the Corporation, the Trustee shall retain such stock, which shall be deemed to have been deposited under the terms of this Agreement, provided that the Trustee notifies the Shareholder of the declaration of such dividends.

8. TERMINATION. Upon the termination of this Agreement, the Trustee shall assign and deliver to the Shareholder the shares which are beneficially entitled.

9. BINDING EFFECT. This Agreement shall inure to the benefit of and be finding up the Shareholder, any successors and assigns, and upon the Trustee.

10. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties relating to its subject matter. There are no other understandings of the agreements between the parties concerning the subject matter.

11. NOTICES. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, postage prepaid, addressed to the party(s) at their last known addresses.



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12.      NON-WAIVER. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13. HEADINGS. Headings in the Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14. GOVERNING LAW. The Agreement shall be construed in accordance with the laws of the State of Florida.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement hereunto, set their hands and seals the day and year set forth above.


/s/ Betty Conard


/s/ Robert C. Lohr



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